Exhibit 99.1

MDRNA, Inc. Announces Fourth Quarter and Full Year 2009 Financial Results

Highlights Fourth Quarter and Recent Corporate Accomplishments

Regains Compliance With NASDAQ Marketplace Rule 5450(b)(2)(A)

Bothell, WA, March 23, 2010 - MDRNA, Inc. (Nasdaq: MRNA), a leading RNAi-based drug discovery and development company, today reported financial results for the fourth quarter and year ended December 31, 2009. Net loss for the fourth quarter of 2009 was approximately $0.8 million or $0.02 per share, compared to a net loss of approximately $12.3 million or $0.39 per share for the same period of 2008. The net loss for the year ended December 31, 2009 was approximately $8.0 million or $0.21 per share, compared to a net loss of approximately $59.2 million or $2.01 per share for the prior year period.

“During 2009 we established ourselves as a leading RNAi therapeutics company by validating our proprietary and novel RNAi drug discovery platform through licensing transactions with Roche and Novartis, demonstrating gene silencing against multiple metabolic and oncology targets via both systemic and local delivery in rodents, demonstrating effective knockdown and tolerability in non-human primates and significantly realigning our resources to be consistent with a drug discovery company,” said J. Michael French, President and Chief Executive Officer of MDRNA. “Furthermore, since September 2009, we have announced three early collaborative efforts with large international pharmaceutical companies and expect to add at least one more in the near term. These early collaborative efforts are designed to demonstrate the expertise of our world class research team and the capabilities of our drug discovery platform. We expect these efforts to lead to large multi-year R&D collaborations. Our accomplishments over the past year have laid the foundation for what we believe will be tremendous opportunities in 2010.”

FINANCIAL RESULTS

Revenue

Revenue was $0.2 million for both the fourth quarter of 2009 and the fourth quarter of 2008. For the year ended December 31, 2009, total revenues increased 465% to $14.7 million, compared to $2.6 million for the year ended December 31, 2008. The increase in revenue for 2009 was primarily attributable to licensing fees of $7.5 million from Novartis, licensing fees of $5 million from Roche, and a milestone payment of $1 million from Amylin Pharmaceuticals related to the amendment to our 2006 License Agreement.

Expenses

Research and development (“R&D”) expenses for the fourth quarter of 2009 decreased 68%, from $9.7 million to $3.1 million, compared to the prior year fourth quarter, and decreased 60%, from $36.8 million to $14.9 million in the year ended December 31, 2009, compared to 2008. The decrease in our R&D expenses in 2009 compared to 2008 is primarily related to the discontinuation of activities associated with our intranasal drug delivery business in 2008 and a more specific focus on RNAi drug discovery in 2009. This resulted in lower headcount, facilities and stock compensation expenses in 2009 compared to 2008.

Selling, general and administrative (“SG&A”) expenses for the fourth quarter of 2009 were $2.3 million which represents a decrease of 9%, compared to the prior year fourth quarter. SG&A expenses decreased $3.5 million or 26% for the year ended December 31, 2009 compared to the prior year. The lower expenses in 2009 over 2008 are due to headcount reductions and operating efficiency efforts in administrative areas.

Restructuring Charges

Total restructuring charges in 2009 were $0.5 million, comprised of accretion and other charges related to a facility we exited in 2008. Total restructuring charges of $8.3 million in 2008 were comprised primarily of employee severance and related costs of approximately $4 million and $4 million in costs related to closing a facility and impairment of equipment.

Other Income/(Expense)

We recorded a net gain on settlement of liabilities during 2009 of $0.7 million related to our efforts during early 2009 to restructure our outstanding liabilities, including our capital lease obligations with GE Capital, severance compensation and other accounts payable. We also recorded a gain of $2.5 million in 2009 related to the re-measurement of price-adjustable warrants required to be classified as liabilities beginning January 1, 2009. The liability is re-measured at the end of each accounting period, and increases or decreases with changes in our stock price, and variables in our Black-Scholes-Merton valuation model.

Balance Sheet

As of December 31, 2009 we had cash and cash equivalents of $1.7 million compared to $3.4 million as of December 31, 2008. As a result of our low cash position, we anticipate receiving a “going concern” opinion from KPMG LLP, our independent registered public accountants, to be included in our 10-K for the 2009 fiscal year.

In January 2010, we received net proceeds of approximately $4.9 million in a registered direct offering. In addition, in January 2010, warrants issued in 2009, having an exercise price of $1.02 per share were exercised, pursuant to which we received cash proceeds of approximately $2.6 million. In January 2010, we also paid all principal and interest due on the $1 million in secured promissory notes that we issued in December 2009, and the related security interests on our assets were released. We believe that our current resources will be sufficient to fund our planned operations well into the second quarter of 2010.

NASDAQ Listing

As previously disclosed, we received a letter on November 6, 2009 from The NASDAQ Stock Market, Inc. notifying us that we did not comply with the $50 million minimum market value of listed securities (MVLS) for continued listing on The NASDAQ Global Market set forth in NASDAQ Marketplace Rule 5450(b)(2)(A). On March 22, 2010 we were notified by The NASDAQ Stock Market, Inc. that we had regained compliance with the $50 million minimum MVLS for continued listing on The NASDAQ Global Market as set forth in NASDAQ Marketplace Rule 5450(b)(2)(A).

FOURTH QUARTER AND RECENT CORPORATE ACCOMPLISHMENTS

Advanced RNAi Oncology Programs:

•

Demonstrated successful delivery of MRNA-046, a survivin-specific UsiRNA formulated in our proprietary DiLA[2] liposomal delivery technology, via intravenous administration in mouse orthotopic and subcutaneous liver cancer models and a mouse orthotopic bladder cancer model.

•

Knockdown (>60%) of survivin mRNA in the orthotopic liver cancer model with MRNA-046 was associated with a significant (~65%) decrease in tumor weight at study termination; this decrease was comparable to tumor weight reduction with Avastin® (bevacizumab)-treated mice.

•	Knockdown (>60%) of survivin mRNA with MRNA-046 in the subcutaneously implanted liver tumor model was likewise associated with a significant (~65%) decrease in tumor weight at study termination.

•

MRNA-046 achieved up to 90% knockdown of survivin mRNA with local (intravesical) delivery in a mouse orthotopic bladder cancer model. There was a dose-dependent decrease in bioluminescence of up to 90% at 1 mg/kg in MRNA-046-treated mice, indicating significant reduction in tumor volume.

•

Demonstrated potent anti-tumor activity with a UsiRNA targeting PLK1 (Polo-like Kinase 1) in a mouse orthotopic bladder cancer model. Data following local (intravesical) administration of the PLK1 UsiRNA in a DiLA[2] liposome formulation demonstrated a dose-dependent decrease in bioluminescence of greater than 90% at a dose of 1 mg/kg, indicating significant reduction in tumor volume.

•

Demonstrated tumor reduction when two UsiRNAs, one targeting survivin and the second targeting PLK1, were combined within a single formulation. Both UsiRNAs were encapsulated in a DiLA[2] liposomal delivery formulation, and delivered directly to the bladder in an orthotopic bladder cancer model. At an equivalent total dose, tumor bioluminescence with the combination was significantly lower (~30%), when compared to MRNA-046 alone.

•

Extended and expanded the collaboration with the Vancouver Prostate Centre’s (VPC) world-renowned clinical cancer research laboratory in the area of bladder cancer. The program will continue to evaluate UsiRNAs and DiLA[2] delivery technologies in the Centre’s well-validated bladder cancer models.

Advanced RNAi Drug Discovery Platform:

•

Demonstrated that strategic placement of UNA (unlocked nucleobase analogs) within short-interfering RNAs, termed UsiRNAs, results in greater strand-specific activity and minimizes off-target activity when compared to standard siRNAs.

•	Observed significant knockdown of a liver-specific target in non-human primates following a single systemic dose of 0.3 mg/kg.

•

Demonstrated exceptional stability of our lead delivery system formulation (DiLA2) over a one year period under a variety of conditions with no observed loss in potency or change in particle characteristics.

Advanced R&D Collaboration Opportunities:

•

Announced an early collaborative effort with AstraZeneca Investment (China) Company, Ltd. in March 2010 focused on our proprietary DiLA[2] delivery system for systemic delivery in hepatocellular carcinoma (HCC).

•

Announced an early collaborative effort in January 2010 with a major international pharmaceutical company to utilize the broad capabilities of our proprietary drug discovery engine for RNAi therapeutics, bringing the total number of early collaborative efforts, including the AstraZeneca effort, to three.

Advanced Intellectual Property Portfolio:

•

Received a Notification of Granting Patent Rights in China for the use of nucleic acids, such as an siRNA, for the treatment of cancer. This particular patent describes the modulation of claudins, which are proteins implicated in tumor progression and metastasis.

•

Received Notice of Allowance covering methods for the delivery of a broad array of compounds with pharmacological (biological) activity, including siRNAs, using targeting peptides from the Company’s proprietary Trp cage Phage Display library, which have preferential binding affinity for lung tissue.

Presented at Numerous Scientific and Investor Meetings and Conferences:

•	Presented at Informa Life Science 10th Annual Conference, EuroTIDES, and Innovations in Oncology Drug Discovery, Development and Delivery Webinar Series.

•	Presented at BioPartnering Europe, BIOInvestor, BIOEurope, OneMedPlace, BIO CEO & Investor and Roth OC Growth Conference.

Conference Call and Webcast Information

Management will host a conference call to provide a business update and to review financial results for the quarter and year ended December 31, 2009. The call is scheduled for Tuesday, March 23, at 4:30 pm Eastern Time (1:30 pm Pacific Time).

To participate in the live conference call, U.S. residents should dial 800-573-4754 and international callers should dial 617-224-4325. The participant code for the live conference call is 37051807. To access the 24-hour telephone replay, U.S. residents should dial 888-286-8010 and international callers should dial 617-801-6888. The participant code for the replay is 99112425.

Alternatively, to access the live audio webcast for this conference call, please go to MDRNA’s Web site at http://www.mdrnainc.com approximately 15 minutes prior to the conference call in order to register and download any necessary software. A replay of the webcast will be available for 30 days following the event.

About MDRNA, Inc.

MDRNA is a biotechnology company focused on the development and commercialization of therapeutic products based on RNA interference (RNAi). Our goal is to improve human health through the development of RNAi-based compounds and drug delivery technologies that together provide superior therapeutic options for patients. Over the past decade, we have developed substantial capabilities in molecular biology, cellular biology, amino acid chemistry, peptide chemistry, pharmacology and bioinformatics, which we are applying to a wide range of RNAi technologies and delivery approaches. These capabilities plus the in-licensing of key RNAi-related intellectual property have rapidly enabled us to become a leading RNAi-based therapeutics company with a pre-clinical pipeline in oncology. Through our capabilities, expertise and know-how, we are incorporating multiple RNAi technologies as well as peptide- and liposome based delivery approaches into a single integrated drug discovery platform that will be the engine for our clinical pipeline as well as a versatile platform for establishing broad therapeutic partnerships with biotechnology and pharmaceutical companies. We are also investing in new technologies that we expect to lead to safer and more effective RNAi-based therapeutics while aggressively building upon our broad and extensive intellectual property estate. By combining broad expertise in siRNA science with proven delivery platforms and a strong IP position, MDRNA is well positioned as a leading RNAi-based drug discovery and development company. Additional information about MDRNA, Inc. is available at http://www.mdrnainc.com.

MDRNA Forward-Looking Statements

Statements made in this news release may be forward-looking statements within the meaning of Federal Securities laws that are subject to certain risks and uncertainties and involve factors that may cause actual results to differ materially from those projected or suggested. Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to: (i) the ability of MDRNA to obtain additional funding; (ii) the ability of MDRNA to attract and/or maintain manufacturing, research, development and commercialization partners; (iii) the ability of MDRNA and/or a partner to successfully complete product research and development, including preclinical and clinical studies and commercialization; (iv) the ability of MDRNA and/or a partner to obtain required governmental approvals; and (v) the ability of MDRNA and/or a partner to develop and commercialize products that can compete favorably with those of competitors. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in MDRNA’s most recent periodic reports on Form 10-K and Form 10-Q that are filed with the Securities and Exchange Commission. MDRNA assumes no obligation to update and supplement forward-looking statements because of subsequent events.

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Contacts:

MDRNA, Inc.:

Peter Garcia

Chief Financial Officer

(425) 908-3603

pgarcia@mdrnainc.com

Westwicke Partners (Investors):

Stefan Loren, Ph.D., (443) 213-0507

sloren@westwicke.com

John Woolford, (443) 213-0506

john.woolford@westwicke.com

McKinney|Chicago (Media):

Alan Zachary, (312) 944-6784 x 316 or

(708) 707-6834

azachary@mckinneychicago.com

Financial Tables Follow

MDRNA, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except Per Share Data)

	Three Months Ended December 31,		Year Ended December 31,
	2008	2009	2008	2009
	(Unaudited)
Revenue
License and other revenue	$147	$208	$1,360	$14,643
Product revenue	—	—	972	70
Government grants	40	—	277	19

Total revenue	187	208	2,609	14,732

Operating expenses:
Cost of product revenue	—	—	2,906	—
Research and development	9,749	3,107	36,771	14,882
Selling, general and administrative	2,488	2,252	13,617	10,088
Restructuring	173	26	8,257	455

Total operating expenses	12,410	5,385	61,551	25,425

Loss from operations	(12,223)	(5,177)	(58,942)	(10,693)
Other income (expense):
Interest income	22	1	519	5
Interest expense	(100)	(227)	(797)	(538)
Net gain on settlement of liabilities	—	—	—	654
Change in fair value price adjustable warrants	—	4,618	—	2,526

Net loss	$(12,301)	$(785)	$(59,220)	$(8,046)

Basic and diluted net loss per share:
Net loss per common share — basic and diluted	$(0.39)	$(0.02)	$(2.01)	$(0.21)

Shares used in computing net loss per share — basic and diluted	31,147	40,783	29,529	37,457

Selected Balance Sheet Data (In Thousands)	December 31, 2008	December 31, 2009
	(Unaudited)	(Unaudited)
Cash and Cash Equivalents (includes restricted cash of $2,268 and $998, respectively)	$3,352	$1,746
Accounts Receivable, net	32	211
Property and Equipment, Inventories and Other Assets	9,753	5,272

Total Assets	13,137	7,229

Fair Value Liability for Price Adjustable Warrants	—	7,243
Other Liabilities	16,396	6,872

Total Liabilities	16,396	14,115

Accumulated Deficit	(254,085)	(263,017)